EXHIBIT 99

                                  PRESS RELEASE

                                          Contact:         Richard A. Sinewe
                                                           President
                                                           Reserve Bancorp, Inc.
                                                           (412) 322-6107
Reserve Bancorp, Inc.
Mt. Troy Bank
2000 Mt. Troy Road
Pittsburgh, Pennsylvania 15212

OTC Electronic Bulletin Board "RSVB"
                                                           For Immediate Release
                                                               November 10, 2003


                              RESERVE BANCORP, INC.
                  ANNOUNCES CASH DIVIDEND AND NEW BOARD MEMBER

     Pittsburgh, Pennsylvania -- November 10, 2003 -- Richard A. Sinewe, President of Reserve Bancorp, Inc. (the "Company"), the holding company of Mt. Troy Bank (the "Bank"), announced today that the Company's Board of Directors has declared a semi-annual cash dividend of $.10 per share to stockholders of record as of December 15, 2003, payable on or about December 31, 2003

     Mr. Sinewe indicated that the cash dividend is being paid as a result of continued profitability of the Company and the Bank. It is the current intention of the Board of Directors to continue to pay a dividend semi-annually. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

     The Company also announced the appointment of Mr. Brian S. Allen to the Board of Directors. Mr. Allen is a Certified Financial Analyst and Vice President of C.S. McKee. He holds an MBA degree from the Wharton School of the University of Pennsylvania and a BS degree from James Madison University. Mr. Allen replaces deceased director, Fred Maitz, Jr.

     Mt. Troy Bank is a federally chartered stock savings bank which conducts its business from its main office in Reserve Township, Pennsylvania and a full-service branch office in the city of Pittsburgh, Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). At September 30, 2003, the Company had total assets and stockholders' equity of $72.5 million and $12.6 million, respectively. The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVB."